                                                                    EXHIBIT 10.1


                                   AGREEMENT


         This AGREEMENT made as of this 14th day of March, 1995, by and between L.A. GEAR, INC., a California corporation (the "Company"), and Mark R. Goldston ("Goldston").

                                    RECITALS

         WHEREAS, the Company and Goldston are parties to a certain Employment Agreement, dated as of October 19, 1993, attached hereto as Exhibit A, as amended in connection with Goldston's resignation as a director and officer of the Company by a certain letter agreement, dated June 14, 1994 (the "Amendment"), attached hereto as Exhibit B, providing for the retention of Goldston by the Company as an independent contractor, on a non-exclusive basis, to provide consulting and advisory services to the Company through October 31, 1998 (as so amended, the "Employment Agreement");

         WHEREAS, Goldston desires to terminate his relationship as an independent consultant and advisor to the Company on the date hereof in accordance with Section 4(a)(vi) of the Employment Agreement, and the Company accepts such termination;

         WHEREAS, Goldston currently holds stock options (the "Goldston Options") to purchase 694,118 shares of the Company's Common Stock, no par value per share (the "Common Stock");

         WHEREAS, as a result of such termination, the parties agree that one-half of the Goldston Options shall terminate on the date hereof and that the remaining Goldston Options shall continue to vest and be exercisable, subject to the terms thereof and the restrictions contained therein and in the Company's Insider Trading Policy Statement, until October 31, 1998; and

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Upon execution of this Agreement by each of the parties hereto, the Employment Agreement and the Letter Agreement will terminate, effective as of the date hereof, and each shall be of no further force and effect (including, without limitation, those provisions which by their terms survive termination).

         2. On the date hereof and subject to adjustment in accordance with the last sentence of this Section, Goldston shall receive a lump sum payment of One Million Nine

Hundred Thousand Dollars ($1,900,000) (the "Termination Payment"). Upon payment of the Termination Payment, Goldston shall not be entitled to any further payments from the Company under either the Employment Agreement or the Letter Agreement (including, without limitation, any Salary (as defined in the Employment Agreement)). Notwithstanding the foregoing, nothing contained herein shall be deemed to impair Goldston's rights, under applicable law and the terms of the respective plans, with respect to vested funds or property held for Goldston's account in plans established by the Company pursuant to
Section 401(k) of the Internal Revenue Code of 1986, as amended. The Termination Payment shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law or regulation. Goldston shall be solely responsible for income taxes imposed on Goldston by reasons of any cash or non-cash payments and compensation and benefits provided hereunder.

               3. Goldston hereby agrees and acknowledges that due to Goldston's prior positions with the Company, Goldston was exposed to and has received information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except as such information (i) was known to Goldston prior to his initial employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by Goldston in violation of the provisions of this Section, Goldston agrees that he will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Goldston hereby confirms that prior to the date hereof he has returned to the Company, without retaining copies, all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which had been produced by, received by or otherwise submitted to Goldston during or prior to the Employment Term (as defined in the Employment Agreement) or the Consultancy Term (as defined in the Letter Agreement).

               In addition, Goldston agrees that any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Goldston therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Goldston and/or any and all persons and/or entities acting for and/or with Goldston, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Goldston.

         4. Nothing contained in this Agreement shall be deemed to prohibit Goldston from writing non-fiction books and/or articles relating to general business and/or product marketing, or engaging in promotional activities (e.g., personal appearances, speaking engagements, lectures, interviews, etc.) with respect thereto; provided, that such writing and/or promotional activities do not (i) impair or damage the reputation of the Company, any of its subsidiaries, or any of their respective businesses, officers, directors, employees or affiliates or (ii) constitute an unauthorized disclosure pursuant to Section 3 hereof.

         5. Goldston agrees that, for a period of one year from the date hereof, he shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during either the Employment Term or the Consultancy Term was an employee or customer of the Company or otherwise had a material business relationship with the Company.

         6. Goldston hereby agrees to be available, from and after the date hereof, upon request and at all reasonable times (and upon reasonable notice), to provide information to, and to cooperate with the Company in respect of, any legal proceedings, actions or claims with respect to, arising out of or related to, in any manner whatsoever, events, occurrences or activities which took place during either the Employment Term or the Consultancy Term. The Company will reimburse Goldston for reasonable out-of-pocket expenses incurred in connection with such cooperation, upon presentation of supporting documentation thereof. The Company hereby confirms that the Indemnification Agreement, dated as of October 7, 1991, between the Company and Goldston (the "Indemnification Agreement") shall survive the execution of this Agreement.

         7. From the date hereof through October 31, 1998, the Company shall, at its sole option, either (i) continue to allow Goldston (and any dependent of Goldston who shall have been included in Goldston's coverage during the Consultancy Term) to participate in the Company's health or medical insurance plans, if permitted by the terms of the plans, or (ii)(A) pay any premiums which otherwise would be required to be paid by Goldston in order to continue to receive health or medical insurance coverage under the Company's health or medical insurance plans as permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") during the period in which COBRA applies and (B) thereafter, to pay an amount not to exceed the payments made under clause (ii)(A) of this Section, towards the premiums for a policy affording comparable coverage to individuals, which policy shall be selected by Goldston subject to reasonable approval by the Company; provided, however, that, the foregoing benefits or payments of premiums shall be terminated upon the employment of Goldston (other than pursuant to a short-term consulting arrangement) by any person or entity, if prior to October 31, 1998.

         8. Prior to the execution of this Agreement, the Goldston Options were as follows:

   DATE GRANTED              NUMBER OF SHARES              EXERCISE PRICE
   ------------              ----------------              --------------
October 7, 1991                   400,000                      $12.625
October 19, 1993                  250,000                       11.375
February 15, 1994                  44,118                        7.775

Upon the execution of this Agreement by each of the parties hereto, Goldston Options to purchase 347,059 shares of Common Stock granted on October 7, 1991 shall terminate and shall no longer be exercisable. The remaining Goldston Options to purchase 347,059 shares of Common Stock shall continue to vest and become exercisable in accordance with their respective vesting schedules, subject to the terms thereof and the restrictions contained therein and in the Company's Insider Trading Policy, until October 31, 1998; provided, however, that the provisions of Section 6.4 of each of the Option Agreement dated as of October 7, 1991 and the Option Agreement dated as of October 19, 1993, in each case between the Company and Goldston (collectively, the "Option Agreements") shall hereby terminate and be of no further force and effect. All of such remaining Goldston Options shall terminate on October 31, 1998 or, if such date falls within a Blackout Period (as defined in the applicable option agreement), the last day of the immediately succeeding period of time which is not a Blackout Period.

         9. Concurrently with the execution of this Agreement, Goldston shall execute a General Release in favor of the Company substantially in the form of Exhibit C attached hereto.

         10. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if by facsimile transmission with written confirmation, upon such transmission, (ii) if personally delivered, when so delivered, or (iii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed to the party to whom it is directed at the address set forth below:

               If to the Company:

               L.A. Gear, Inc.
               2850 Ocean Park Boulevard
               Santa Monica, California 90405
               Attention:  Chairman of the Board
               Tel.:  (310) 452-4327
               Fax:   (310) 581-7704

               With a copy to:

               L.A. Gear, Inc.
               2850 Ocean Park Boulevard

               Santa Monica, California 90405
               Attention:  Legal Dept. - Office of General Counsel
               Tel.:  (310) 581-7307
               Fax:   (310) 581-7766

               If to the Employee:

               Mark R. Goldston
               3347 Clerendon Road
               Beverly Hills, California  90210
               Tel.:  (818) 784-4424
               Fax:   (818) 784-4454

               With a copy to:

               Louis L. Broudy, Esq.
               Broudy & Jacobson
               230 Park Avenue, Suite 2400
               New York, New York  10169-0146
               Tel.:  (212) 953-0900
               Fax:   (212) 490-3434

         11. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns.

         12. Entire Agreement. This Agreement, together with the Option Agreements and the Indemnification Agreement, set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter (including, without limitation, the Employment Agreement and the Letter Agreement). This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

         13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to principles of conflict of laws.

         15. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

         16. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by the undersigned, and Goldston has hereunto set his hand, each as of the day and year first above written.



                                          L.A. GEAR, INC.


                                          By: /c/ Stanley P. Gold
                                              ----------------------------
                                              Name: Stanley P. Gold
                                              Title: Chairman


                                               /c/ Mark R. Goldston
                                               ---------------------------
                                               Mark R. Goldston

                                                                       Exhibit A


                              EMPLOYMENT AGREEMENT


               AGREEMENT made as of this 19th day of October, 1993, by and between L.A. GEAR, INC., a California corporation (the "Company"), and Mark R. Goldston (the "Employee").

               WHEREAS, the Company desires to retain the exclusive services of Employee and Employee desires to be employed by the Company for the term of this Agreement;

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

               1.       Duties.

                        (a) The Employee shall serve as President and Chief Operating Officer of the Company or such other position as may be agreed between the Employee and the Company, and shall perform such duties, services and responsibilities as are consistent with such positions, including the general management and supervision of the business and personnel of the Company and its subsidiaries. The Employee's duties, services and responsibilities will be performed under the overall supervision of and consistent with the policies of the Board of Directors of the Company (the "Board of Directors").

                        (b) During the Employment Term, the Employee shall devote his full business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Employee will not, without the prior written approval of the Board of Directors, engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Company. The foregoing shall not be construed to prohibit (i) the Employee's service as a member of the board of directors or as an officer of any non-profit trade association or civic, educational or charitable organization, or (ii) subject to the following proviso and the provisions of Section 6(b), the Employee from making personal investments of a passive nature; provided that such service or investments by the Employee do not materially interfere with the performance by the Employee of his duties, services and responsibilities hereunder.

                        (c) Notwithstanding the provisions of Section 1(b), the Employee shall be permitted during the Employment Term to write non-fiction books and/or articles relating to general business and/or product marketing, and to engage in promotional activities (e.g., personal appearances, interviews, etc.) with respect thereto; provided, that such writing and/or promotional activities do not (i) materially interfere with the performance of the Employee's duties, services and responsibilities hereunder,
(ii) impair or damage the reputation of the Company, any of its subsidiaries, or any of their respective businesses, officers, directors, employees or affiliates, (iii) constitute an unauthorized disclosure pursuant to Section 6(a) hereof, or (iv) otherwise violate any provision of this Agreement.

                        (d) During the Employment Term, the Employee shall be based at the Company's principal executive offices (which are currently located in the greater Los Angeles metropolitan area), except for reasonably required travel in the performance of his duties, services and responsibilities hereunder; provided, that during the Employment Term, the Employee shall not be required to relocate to any place outside a 150-mile radius of any major U.S. metropolitan area.

               2. Term. The term of employment of the Employee hereunder shall commence as of the date hereof and shall continue in full force and effect until October 31, 1998, unless earlier terminated or extended as provided herein (the "Employment Term"). The term of this Agreement shall be coincident with the Employment Term.

               3. Compensation. In consideration of the performance by the Employee of the Employee's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Company or any of its subsidiaries, or otherwise), the Company will during the Employment Term pay the Employee a salary (the "Salary") at an annual rate of not less than $750,000.

               It is anticipated that the Company will adopt for fiscal years beginning after November 30, 1993 a management bonus plan based on excess return on capital ("EVA Bonus Plan"). During the Term, Employee will be eligible to participate in the EVA Bonus Plan adopted by the Company. To the extent Emloyee was employed by the Company hereunder for not less than six months during a fiscal year and Employee's employment is terminated during such fiscal year, the Company, in its sole discretion, may pay the Employee a cash bonus in an amount to be determined by the Board of Directors.

               The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. The Salary, and all bonuses or other forms of compensation paid to the Employee hereunder, shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for income taxes imposed on the Employee by reasons of any cash or non-cash compensation and benefits provided hereunder.

               In addition to the payment of Salary, (a) the Company hereby grants to the Employee additional non-qualified stock options to purchase 250,000 shares of the Company's Common Stock, no par value per share ("Common Stock"), at an exercise price equal to the average closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date hereof and upon the terms and conditions set forth in the

Nonqualified Stock Option Agreement attached hereto as Exhibit A (the "New Option Agreement"), and (b) the Employee shall be entitled to participate in any employee benefit plans then in effect for similarly situated employees to the extent the Employee meets the eligibility requirements for any such plan; provided, however, that nothing in this paragraph shall require the Company to provide health or medical insurance benefits to the Employee or any dependent of the Employee with respect to any condition existing prior to the commencement of the Employee's employment by the Company pursuant to the Prior Employment Agreement (as defined below), except as covered by the Company's health and medical insurance plans sponsored for employees in general. The options granted to Employee pursuant to the New Option Agreement are in addition to, and not in lieu of, the option to purchase 400,000 shares of Common Stock contained in the Nonqualified Stock Option Agreement, dated as of October 7, 1991 (the "First Option Agreement"), between Employee and the Company.

               The Employee shall be entitled to three weeks vacation (in addition to the usual national holidays) during each year during which the Employee serves hereunder. Such vacation shall be taken at such time or times as may be agreed between the Employee and the Company. Vacation not taken during any year during the Employment Term will not be carried forward.

               During the first 24 months of the Employment Term, the Company will provide the Employee with up to $35,000 to be used as partial payment or payment in full of the initiation fee of one private club of the Employee's choosing. The Employee will provide appropriate accounting therefor, in accordance with the usual practices of the Company.

               If (i) the Employee is absent from work for 180 calendar days in any twelve-month period by reason of illness or incapacity (whether physical or otherwise) or (ii) the Company reasonably determines that the Employee is unable to perform his duties, services and responsibilities hereunder by reason of illness or incapacity (whether physical or otherwise) for a total of 180 calendar days in any twelve- month period during the Employment Term ("Disability"), the Company shall not be obligated to pay the Employee any compensation (Salary or bonus) for any period in excess of such 180 days; furthermore, any such payments shall be reduced by any amount the Employee is entitled to receive as a result of such disability under any plan provided through the Company or under state or federal law.

               4.       Termination.

                        (a) Except as otherwise provided in this Agreement, the employment of Employee hereunder and the Employment Term shall terminate upon the earliest to occur of the dates specified below:

(i)  the close of business on the date of expiration of the Employment Term;

(ii)  the close of business on the date of the Employee's death;

(iii) the close of business on the day on which the Company shall have delivered to the Employee a written notice of the Company's election to terminate his employment for "Cause" (as defined in Section 4(c) hereof);

(iv) the close of business on the day on which the Company shall have delivered to the Employee a written notice of the Company's election to terminate his employment because of Disability;

(v) the close of business on the day following the date on which the Board of Directors shall have adopted a resolution terminating the employment of the Employee hereunder and such termination is not for death, Cause or Disability;

(vi) the close of business on an early termination date mutually agreed to in writing by the Company and the Employee; or

(vii) the close of business on the date which is five business days after the date on which the Employee delivers to the Company a written notice of the Employee's election to terminate his employment hereunder within six months following the occurrence of a "Change in Control" (as defined in Section 4(d) hereof) (x) for "Good Reason" (as defined in Section 4(e) hereof) or (y) for any other reason.

  Any purported termination by the Company or by the Employee pursuant to
Section 4(a) hereof shall be communicated by written "Notice of Termination" to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without delivery of such Notice of Termination.

  For purposes of this Agreement, termination of employment for "Cause" shall mean termination based on (i) the Employee's material breach of this Agreement,
(ii) conviction of the Employee for (x) any crime constituting a felony in the jurisdiction in which committed, (y) any crime involving moral turpitude (whether or not a felony), or (z) any other criminal act against the Company involving dishonesty or willful misconduct intended to injure the Company (whether or not a felony), (iii) substance abuse by the Employee, (iv) the failure or refusal of the Employee to follow the lawful and proper directives of the Board of Directors, or (v) willful malfeasance or gross misconduct by the Employee which damages the Company.

                        (d) For purposes of this Agreement, the term "Change in Control" shall mean and shall be deemed to have occurred at such time, prior to December 31, 1994, as Trefoil Capital Investors, L.P., together with its Affiliates (as defined in Rule 13b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall no longer beneficially own (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, Common Stock or securities convertible into or exchangeable for Common Stock representing at least 12% of the then outstanding shares of Common Stock.

                        (e) For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following events or conditions without the Employee's express written consent:

                        (i) the assignment to the Employee by the Company of duties materially inconsistent with the Employee's position, duties, responsibilities, and status with the Company immediately prior to a Change in Control, or a material change in the Employee's reporting responsibilities, titles, or executive offices as in effect immediately prior to a Change in Control, or any removal of the Employee from, or any failure to reelect the Employee to, any of such positions, except for Cause or Disability; or

                        (ii) any material breach by the Company of this Agreement.

                        (f) In the event of termination of this Agreement, for whatever reason, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise.
The Company agrees to reimburse the Employee for the Employee's reasonable travel expenses incurred in complying with the terms of this paragraph upon delivery by the Employee to the Company of valid receipts for such expenses. The provisions of this paragraph shall survive termination of this Agreement.

               5. Termination Payments. If the Employee's employment with the Company terminates for whatever reason, the Company will pay the Employee any portion of the Salary accrued hereunder on or prior to the date of termination but not paid. Subject to the last sentence of the following paragraph, if the Employee's employment with the Company terminates pursuant to
Section 4(a)(v) or Section 4(a)(vii)(x) hereof, the Company will continue to pay the Employee an amount equal to the Employee's Salary (at the salary rate in effect on the date of termination of the Employee's employment hereunder) for the remainder of the term of this Agreement.

               Except as otherwise provided in the New Option Agreement or in the Plan (as defined in the New Option Agreement), the foregoing payments upon termination shall constitute the exclusive payments due the Employee upon termination under this Agreement, but shall have no effect on any benefits which may be due the Employee under any plan of the Company which provides benefits after termination of employment. The Employee shall not be required to mitigate the foregoing amounts payable upon termination of this Agreement by seeking other employment or otherwise; provided, however, that the foregoing payments shall be reduced or mitigated by virtue of any cash compensation (including any deferred portion thereof) received or earned by the Employee from any other employer, or from personal services rendered by the Employee to a third party as an independent contractor, during the period commencing on the date of termination of this Agreement and ending on the date on which the Employment Term had been scheduled to expire; provided further, that the foregoing payments shall not be reduced or mitigated by virtue of any cash sums received or earned arising out of the Employee's personal investment activities.

               6.       Employee Covenants.

                        (a) Unauthorized Disclosure. The Employee agrees and understands that in the Employee's position with the Company, the Employee will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Employee's duties, services and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Employee prior to his employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of the provisions of this Section 6(a), the Employee agrees that during the Employment Term and thereafter the Employee will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.

                        (b) Non-competition. By and in consideration of the Company's entering into this Agreement and the Salary and benefits to be provided by the Company hereunder, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee agrees that, subject to the provisions of the last sentence of Section 1(b), the Employee will not, during the Employment Term, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity engaged in the design and marketing of athletic and casual footwear and/or related apparel products and accessories. The prohibition of this clause (b) shall not be deemed to prevent Employee from owning 2% or less of any class of equity securities of an entity that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

                        (c) Non-solicitation. During the Employment Term and for a period of one year thereafter, the Employee shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the Employment Term was an employee or customer of the Company or otherwise had a material business relationship with the Company.

                        (d) Remedies. The Employee agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.

               The provisions of subsections (a), (c) and (d) of this Section 6 shall survive any termination of this Agreement and the Employment Term. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

               7. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) if personally delivered, when so delivered, or (ii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below:

               If to the Company:

               L.A. Gear, Inc.
               2850 Ocean Park Boulevard
               Santa Monica, California 90405
               Attention:  Chairman of the Board

               With a copy to:

               L.A. Gear, Inc.
               2850 Ocean Park Boulevard
               Santa Monica, California 90405
               Attention:  Legal Dept. - Office of General Counsel

               If to the Employee:

               Mark R. Goldston
               c/o L.A. Gear, Inc.
               2850 Ocean Park Boulevard
               Santa Monica, California 90405

               With a copy to:

               Louis L. Broudy, Esq.
               Broudy & Jacobson
               230 Park, Suite 2400
               New York, New York  10169-0146

by registered or certified mail, postage prepaid, return receipt requested.

               8. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions or the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

               9. Prior Employment Agreement. Upon the execution of this Agreement by each of the Employee and The Company, except as provided below the Employment Agreement, dated as of September 25, 1991 (the "Prior Employment Agreement"), by and between the Company and the Employee, are hereby terminated, effective as of the date hereof, and of no further force and effect. Notwithstanding anything to the contrary in the foregoing, Section 6 of the Prior Employment Agreement shall remain in full force and effect and shall survive the termination of the other provisions of the Prior Employment Agreement pursuant to this Section 9.

               10. Entire Agreement. This Agreement, the New Option Agreement and the First Option Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.
This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

               11. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

               12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to the principles of conflict of laws.

               13. Modifications and Waivers. No provisions of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

               14. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

               15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, as of the day and year first above written.



                                          L.A. GEAR, INC.


                                          By: /s/ Stanley M. Gold
                                              ------------------------------
                                              Title: Chief Executive Officer



                                              /s/ Mark R. Goldston
                                              ------------------------------
                                              Mark R. Goldston

                                                                       Exhibit B
                                L.A. GEAR, INC.
                           2850 Ocean Park Boulevard
                            Santa Monica, CA  90405


                                                                   June 14, 1994


Mr. Mark R. Goldston
2850 Ocean Park Boulevard
Santa Monica, CA  90405


Dear Mark,

               In connection with your resignation as a director and officer of the Company, this letter confirms our understanding regarding your retention as an independent contractor, on a non-exclusive basis, to provide consulting and advisory services to the Company through October 31, 1998, at the rate of $750,000 per year. To evidence such change in status, and our agreement with respect thereto, the terms of your October 19, 1993 Employment Agreement (the "Employment Agreement") (a copy of which is attached hereto) will continue in full force and effect except that:

         1. All references in the Employment Agreement to "Employee" or "Employment Term" and "Salary" shall hereafter be changed to "Consultant" and "Consultancy Term"; and "Compensation", respectively;

         2. Section 1 of the Employment Agreement shall be deleted in its entirety. From and after the date hereof through the end of the Consultancy Term, you shall serve as an independent contractor to the Company providing consulting and advisory services, providing up to 25 hours per month of services, at such reasonable times and places as requested by the Company;

         3. The second, fifth, sixth and seventh paragraphs of Section 3 of the Employment Agreement are deleted in their entirety, provided however, that you shall be entitled to participate in the EVA Bonus Plan with respect to the Company's 1994 fiscal year on a pro rata basis based on the number of months during fiscal 1994 that you served as an officer of the Company; and

         4. Clauses (iii), (iv), (v), and (vii) of Section 4(a), and Sections 4(b), (c), (d) and (e), of the Employment Agreement are deleted in their entirety.

         In addition, as an offset to any amounts to be paid to you as a Consultant, you agree that any cash compensation (including any deferred portion thereof) received or earned by you from any other employer, or from personal services rendered by you to a third party as an independent contractor during the period commencing on the date hereof and ending on October 31, 1998 shall reduce and mitigate the payments to be paid to you pursuant to the Employment Agreement as modified hereby; except that no offset shall be made by virtue of any cash sums received or earned arising out of (i) your personal investment activities or (ii) your authorship of non-fiction books and/or articles relating to general business and/or product marketing.

         In addition, you hereby agree that all inventions, discoveries, improvements, ideas, computer programs and related documentation, and other works of authorship with respect to the Company or its business (hereinafter each designated "Intellectual Property"), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by you, either solely or jointly with others, while engaged in providing consulting or advisory services to the Company shall be the property of the Company. You agree that you will, without charge to the Company but at the Company's expense, execute any assignments or other documents and do anything else which in the Company's opinion is reasonably necessary, to vest in the Company all right, title and interest in and to all such Intellectual Property.

         As a Consultant you will no longer have any authority to bind the Company and you agree that you will not represent to any third party anything to the contrary. During the period of your Consultancy, your Company Stock Options will continue to vest and be exercisable subject to the restrictions contained therein and the Company's Insider Trading Policy.

         Should you desire to discuss other severance arrangements, we are prepared to do so at your convenience.

         If the foregoing accurately sets forth our understanding, kindly execute and return to me a copy of this letter.

                                                Very truly yours,


                                                L.A. GEAR, INC.


                                                By: /s/ Stanley M. Gold
                                                    ------------------------
Acknowledged and Agreed
to this 14th day of June 1994

 /s/ Mark R. Goldston
- ------------------------
Mark R. Goldston

                                                                       EXHIBIT C


                                GENERAL RELEASE



         I, Mark R. Goldston, an individual residing at 3347 Clerendon Road, Beverly Hills, California 90210, in consideration of the mutual premises set forth in the Agreement (the "Agreement"), dated as of March 14, 1995, between the undersigned and L.A. Gear, Inc., a California corporation (the "Company"), hereby voluntarily, knowingly and willingly release, acquit and forever discharge the Company, and each of its former, current and future parents, subsidiaries, divisions, affiliates, predecessors, successors, and assigns, and each of their respective current, former and future employees, officers, directors, shareholders, joint venturers, attorneys, representatives, agents, owners, servants, counselors, consultants, and general and limited partners from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature whatsoever, whether known or unknown, except for any claims arising out of the breach by the Company of the Agreement or the Indemnification Agreement dated as of October 7, 1991 between the Company and the undersigned, which against any or all of them I ever had, now have or hereinafter may have, up to and including the date of the Company's execution of the Agreement, for any acts committed in connection with or during the course of either my employment at the Company or during the period of my retention as an independent consultant and advisor to the Company, including, without limitation, those arising out of or in any way related to my relationship with the Company or any of the foregoing mentioned persons, firms, corporations or entities or the termination of that relationship. Without in any way limiting any of the foregoing, I further agree that the payments and benefits received by me in connection with the execution of the Agreement are all that I am ever to receive from the Company or any person, firm, corporation or entity referred to above for any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any nature whatsoever arising prior to and including through the date of my execution of this General Release.

         I also hereby agree that I will not make, assert, or maintain against any person, firm, corporation or entity included in this General Release, any claim, demand, action, suit or proceeding arising out of, related to or in any manner whatsoever connected with, the claims and other matters herein released.

         It is my intention in the execution of this General Release that the same shall be effective as a bar to each and every claim hereinabove specified; and in furtherance of this intention, I hereby expressly waive any and all rights and benefits conferred upon me by Section 1542 of the California Civil Code, which provides:


         1542.  General Release:  Extent.
         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.





         Dated: March 14, 1995                         /c/ Mark R. Goldston_
                                                       Mark R. Goldston


                                      C-2